Exhibit 4.4

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE TO THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE III OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 3.05 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.09 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY OR ANY SUCCESSOR THERETO.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE TO THE INDENTURE GOVERNING THIS NOTE), TO THE COMPANY OR ANY SUCCESSOR THERETO OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNITED STATES STEEL CORPORATION

No. 1	Principal Amount $450,000,000
CUSIP No. 912909AC2
ISIN NO. US912909AC20

6.05% Senior Notes due 2017

United States Steel Corporation, a Delaware corporation, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED AND FIFTY MILLION DOLLARS ($450,000,000) on June 1, 2017.

Interest Payment Dates:  June 1 and December 1
Record Dates:  May 15 and November 15
Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Corporation has caused this Instrument to be duly executed.

UNITED STATES STEEL CORPORATION

By	/s/ L. T. Brockway
Name:	L. T. Brockway
Title:	Vice President & Treasurer

ATTEST:

/s/ J. A. Napoli
Assistant Secretary

Dated:  May 21, 2007

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary LaGumina
Authorized Signatory

Dated: May 21, 2007

(Reverse of Note)

6.05% Senior Notes due 2017

1.             Interest.

United States Steel Corporation, a Delaware corporation (the ”Company and the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum share above.

The Issuer shall pay accrued interest semiannually on each June 1 and December 1, commencing on December 1, 2007 or if any such day is not a Business Day (as defined in the Indenture referred to below), on the next Business Day.

2.             Method of Payment.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled, repurchased or redeemed after such Record Date, and on or before such Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Issuer shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  However, the Issuer may pay principal and interest by check payable in such U.S. Legal Tender.  The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.             Paying Agent and Registrar.

Initially, the Company will act as Paying Agent and Security Registrar.  The Company may appoint and change any Paying Agent, Security Registrar or co-Registrar without notice to any Holder.  The Company or any of its domestically incorporated wholly-owned Subsidiaries may act as the Company Paying Agent.

4.             Indenture.

The Issuer issued the Notes under an Indenture, dated as of May 21, 2007 (the “Base Indenture”), between the Issuer and The Bank of New York, a New York banking corporation (the “Trustee.”), as supplemented by a Supplemental Indenture, dated as of May 21, 2007, between the Issuer and The Bank of New York, a New York banking corporation, as Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. C. §§ 77aaa-77bbbb), as in effect on the date of the Indenture (the “TIA”).  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of terms.

The Notes are senior and unsecured obligations of the Issuer.  The Notes include the Initial Notes and any Additional Notes actually issued.  The Initial Notes and any Additional Notes actually issued are treated as a single class of securities under the Indenture.  The Indenture imposes certain limitations on the incurrence of Liens and certain sale leaseback transactions with respect to Principal Property and limits the Company’s ability to consolidate, merge or transfer, all or substantially all of the Company’s assets.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture.  Any conflict between this Note and the Indenture will be governed by the Indenture.

5.             Mandatory Redemption.

If, for any reason, (i) the proposed acquisition of Lone Star is not completed on or prior to October 1, 2007 or (ii) the Merger Agreement is terminated on or prior to October 1, 2007, the Company shall redeem all of the Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.  Notice of a special mandatory redemption shall be mailed promptly after the occurrence of the event triggering redemption to each Holder at its registered address.  If funds sufficient to pay the Special Mandatory Redemption Price (including any accrued and unpaid interest) of all of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, and certain other conditions are satisfied, on and after such Special Mandatory Redemption Date the Notes shall cease to bear interest.

6.             Optional Redemption.

The Company may redeem the Notes, at its option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(i)            100% of the principal amount of the Notes to be redeemed; or

(ii)           the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points, plus accrued interest to the date of redemption.

7.             Notice of Redemption.

The Notes called for redemption become due on the date fixed for redemption. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. The notice of redemption for the Notes shall state the amount to be redeemed. On and after the redemption date, interest shall cease to accrue on any Notes that are redeemed. If less than all the Notes of either series are redeemed at any time, the Trustee shall select Notes on a pro rata basis or by any other method the Trustee deems fair and appropriate.

8.             Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, the Company shall be required to make an offer to each Holder to repurchase all or any part (in excess of $1,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company shall, to the extent lawful:

(i)            accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(ii)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder properly tendered, the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

9.             Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000.  A Holder may register, transfer or exchange Notes in accordance with the Indenture.  The Security Registar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Security Registar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 business days before a selection of Notes to be redeemed and ending on the date of such selection or (ii) any Notes for a period beginning on a record date and ending on the next succeeding interest payment date.

10.           Persons Deemed Owners.

The registered holder of this Note shall be treated as the owner of it for all purposes.

11.           Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for one year after the date of payment of principal and interest, the Trustee or Paying Agent shall pay the money back to the Issuer without interest thereon upon written request by the Issuer.  After any such payment, Holders entitled to the money shall look only to the Issuer and not the Trustee for payment.

12.           Defeasance.

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

13.           Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of a least a majority in principal amount at maturity of the outstanding Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount at maturity of the outstanding Notes.  Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants of or surrender rights and powers conferred on the Issuer, or to make any change that does not materially and adversely affect the rights of any Holder.

14.           Defaults and Remedies.

Under the Indenture, Events of Default include (i) a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Paragraph 8 hereto and Section 5.03 of the Supplemental Indenture, (ii) a default in any payment of interest on any Note when due, continued for 30 days, (iii) a default in the payment of principal of (or premium, if any) on any Note when due at its Maturity, (iv) a default in the deposit of any sinking fund payment, when and as due by the terms of the Note and continuance of such default for a period of 30 days, (v) a default by the Company in the performance, or breach, of any covenant or warranty contained in the Indenture for 90 days after notice, (vi) certain events of bankruptcy, insolvency or reorganization of the Company.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security.  Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is not opposed to their interest.

15.           Trustee Dealings with the Issuer.

Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations amend to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee.

16.           No Recourse Against Others.

No director, officer, employee, member, incorporator or stockholder of the Issuer shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.

17.           Authentication.

This Note shall not be valid until an authorized signature of the Trustee (or an authenticating agent (acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.           CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.           Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.03 of the Supplemental Indenture, check the box  [    ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 5.03 of the Supplemental Indenture, state the amount you elect to have purchased (must be integral multiple of $1,000):

$

Dated:	Your Signature:
Sign exactly as your name appears on the face of this Note.

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian